ATSG REVIEWING DHL RESTRUCTURING ANNOUNCEMENT

WILMINGTON, OH - May 28, 2008 - Air Transport Services Group, Inc. (NASDAQ:ATSG) said today that its subsidiary ABX Air is reviewing DHL's announced plan to restructure its U.S. operations and to pursue negotiations to outsource its domestic air network to UPS.

"DHL informed us last night that, starting in the third quarter, it intends, as part of a series of cost-reduction programs, to remove from its U.S. air network 39 of the 55 DC-9 aircraft that ABX Air has dedicated to DHL," ATSG Chief Executive Officer Joe Hete said. "In addition, DHL has notified us that it has commenced negotiations with UPS that could lead to the assumption by UPS of substantially all of the services that ABX Air currently provides to DHL.

"We cannot now determine whether those negotiations will lead to an agreement, or what other steps DHL might consider to reverse its losses in the U.S.," Hete said. "In the meantime, we intend to continue to perform under our current agreements with DHL, while aggressively pursuing our strategy of expanding our business with other customers, based on the technical and cost advantages of our fleet of advanced Boeing 767 cargo aircraft."

ABX Air has been DHL's principal business partner in the United States since August 2003, when it became an independent publicly held company as its former parent, Airborne Express, was acquired by DHL. The relationship is governed by two commercial agreements, an Aircraft, Crew, Maintenance & Insurance (ACMI) Agreement that continues through August 2010 and a Hub Services Agreement that runs through August 2009.

Together, those agreements provided approximately $280.8 million, or 74 percent of ATSG's consolidated revenues, and $4.0 million, or 64 percent of its pretax earnings, for the first quarter of 2008. According to ATSG, the removal of 39 DC-9s from DHL service would reduce ATSG's annual revenues from expenses subject to markup, and pretax income, by approximately $80 million and $2.5 million, respectively. Based solely on DHL's planned reduction of 39 DC-9 aircraft from ABX Air's fleet, ATSG estimates that not more than 500 flight, aircraft maintenance, and support positions of the approximately 10,000 total positions at ABX Air would be affected, by the time that fleet reduction is completed.

The ACMI agreement with DHL includes a put provision that gives ABX Air the option to retain or to sell back to DHL any aircraft removed from DHL's network, at the lower of book or fair market value. All 55 DC-9 aircraft currently have a net book value of approximately $19 million.

DHL informed ABX Air that the reduction in its U.S. air network, which includes aircraft operated by other carriers, is expected to begin in July and continue for 12 to 18 months. It said it may seek to operate some of ABX Air's Boeing 767 aircraft in its network for extended periods. Currently, ABX Air provides 55 DC-9 and 31 Boeing 767 aircraft, along with related flight crews, maintenance and technical services employees, in support of DHL's domestic package network. Its fleet includes 11 other 767s available for service to other customers.

ATSG said it expects to continue to serve DHL outside the U.S. market through its extended family of air cargo businesses, along with its more than 30 other customers.

"We are disappointed that DHL has chosen not to pursue alternative means to improve its competitive position in the U.S. overnight delivery market," Hete added. "While we look forward to further discussions with DHL about its plans, at the same time, we reserve the right to pursue all means at our disposal to assure that, at minimum, DHL fully honors its obligations under our existing commercial agreements with them."

Hete also noted that "ABX Air's management team, working in tandem with our other ATSG companies, is already examining alternatives for deploying our DHL aircraft with other customers, and other business options that would maximize the return on our investments and the capabilities of our employees. Those options may include services for customers in the U.S. and around the world in markets where demand for efficient, flexible air cargo and related services continues to expand."

About Air Transport Services Group, Inc.
Air Transport Services Group, Inc. (NASDAQ: ATSG) is a leading provider of air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. Through five principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier Certificates, ATSG also provides aircraft leasing, aircraft maintenance services, airport ground services, fuel management, specialized transportation management, and air charter brokerage services. ATSG subsidiaries include ABX Air, Inc., Air Transport International, LLC, Cargo Aircraft Management, Inc., Capital Cargo International Airlines, Inc., and LGSTX Services, Inc. For more information, please see www.atsginc.com.

Contact:
Air Transport Services Group, Inc.
Quint Turner
937-382-5591

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. Air Transport Services Group, Inc.'s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, reductions in the scope of services ABX Air performs under its ACMI and Hub Services agreements with DHL, the resolution via arbitration of certain issues related to overhead allocation under the agreements, maintaining cost- and service- level performance under the agreements and other factors that are contained from time to time in Air Transport Services Group's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on the Company's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. Air Transport Services Group undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.